Exhibit 99.1

January 29, 2010                                                                                                     NEWS RELEASE No. 01-10

ASX Symbol – AGY

ARGOSY MINERALS INC. FILES FORM 15F TO DEREGISTER IN THE USA UNDER THE SECURITIES EXCHANGE ACT OF 1934

Argosy Minerals Inc. (ASX: AGY) (“Argosy”) today announced that it has filed a Form 15F with the US Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating the registration of its common shares under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  Argosy expects that this termination of registration will become effective 90 days after its filing with the SEC.  As a result of this filing, Argosy’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K will immediately be suspended.

Argosy will continue to comply with the Canadian continuous disclosure obligations by making filings with the applicable Canadian securities regulators via the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and with the Australian Stock Exchange (the “ASX”).  Argosy’s common shares will continue to be listed and trade on the ASX under the symbol (“AGY”).

Argosy is current with its reporting requirements under the Exchange Act, but its common shares have never been listed, traded or quoted on any stock exchange in the United States.

In determining to terminate the registration of its common shares under the Exchange Act, Argosy considered that administrative burdens and costs associated with being a US reporting company and the time and costs associated with preparing US filings and meeting SEC regulatory requirements far outweigh the benefits derived from Argosy’s registration with the SEC.

ON BEHALF OF THE BOARD

Peter Lloyd

Chief Executive Officer

For further information contact:

Peter H Lloyd, CEO	Cecil R Bond, Director
Argosy Minerals Inc 60A Riley Road Dalkeith, Perth, WA, 6009 Australia Telephone: 61-8-9474-4178 Email: peter.lloydl@argosyminerals.com.au	Argosy Minerals Inc. 21658, 50B Avenue Langley, British Columbia V3A 8W8 Canada Telephone: 1-604-418-5411

CAUTIONARY STATEMENT

The Australian Stock Exchange has neither approved nor disapproved the contents of this News Release.  This News Release includes certain “forward-looking statements” within the meaning of Section 21E of the U.S. Securities and Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Argosy, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from Argosy’s expectations are disclosed under the heading “Risk Factors” and elsewhere in Argosy’s documents filed from time to time with the Australian Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities.  All subsequent written and oral forward-looking statements attributable to Argosy or persons acting on its behalf are expressly qualified in their entirety by this notice.